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                            PNEUMO ABEX CORPORATION

                                      AND

                 FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION

                                  as Trustee

                               ---------------

                         FIRST SUPPLEMENTAL INDENTURE

                         Dated as of November 25, 1996

                               ---------------

                  First Supplemental Indenture dated as of November 25, 1996 between Pneumo Abex Corporation and First Trust of New York, National Association, pursuant to the Indenture dated as of November 12, 1992 between Mafco Worldwide Corporation (f/k/a MacAndrews & Forbes Company) and First Trust of New York, National Association (successor to Security Pacific National Trust Company (New York)), as trustee.





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                         FIRST SUPPLEMENTAL INDENTURE

                  FIRST SUPPLEMENTAL INDENTURE dated as of November 25, 1996 between Pneumo Abex Corporation, a Delaware corporation ("Successor"), and First Trust of New York, National Association, a national banking association, as trustee (the "Trustee"), pursuant to the Indenture dated as of November 12, 1992 between Mafco Worldwide Corporation (f/k/a MacAndrews & Forbes Company), a Delaware corporation (the "Company"), and the Trustee (successor to Security Pacific National Trust Company (New York), as trustee (the "Indenture").

                                  WITNESSETH

                  WHEREAS, the Company has previously executed and delivered to the Trustee the Indenture providing for the issuance of certain 117/8% Senior Notes due 2002 (the "Securities") pursuant to the Indenture;

                  WHEREAS, pursuant to the Certificate of Ownership and Merger, dated as of November 25, 1996, the Company was merged with and into Successor with Successor being the surviving corporation;

                  WHEREAS, Section 801 of the Indenture, "Company May Consolidate, Amalgamate, etc. Only on Certain Terms," provides that the Company may not merge or consolidate with or merge into any other corporation unless certain covenants and obligations set forth in Section 801 of the Indenture are complied with;

                  WHEREAS, Section 901 of the Indenture, "Supplemental Indentures And Agreements Without Consent of Holders," provides that the Company and the Trustee may enter into one or more supplemental indentures without the consent of the Holders of Securities with respect to certain matters therein identified, including to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company contained in the Indenture and the Securities issued pursuant thereto;

                  WHEREAS, Successor desires in and by this First Supplemental Indenture to expressly assume the obligation to pay the principal and interest on


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the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; and

                  WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed.

                  NOW, THEREFORE, in consideration of the above premises, and in order to comply with the terms of Sections 801 and 901 of the Indenture, Successor covenants with the Trustee as follows:

                                  ARTICLE ONE
                                  DEFINITIONS

                  Section 1.01. For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

                           (a) "herein," "hereof" and other words of similar
import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

                           (b) all capitalized terms used in this First
Supplemental Indenture but not defined herein shall have the meanings assigned such terms in the Indenture.

                                  ARTICLE TWO
                       ASSUMPTION OF CERTAIN OBLIGATIONS

                  Section 2.01. Successor hereby expressly and unconditionally assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Securities issued pursuant to the Indenture according to their tenor and Successor hereby expressly and unconditionally assumes the performance or observance of all of the covenants and conditions of the Securities and the Indenture to be performed or observed by the Company as if Successor had been originally named in the Indenture as the "Company" (as such term is defined therein).



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                  Section 2.02. Successor, for itself and the Company, hereby represents and warrants to the Trustee that after giving effect to this First Supplemental Indenture, it will be in compliance with Section 801 of the Indenture and that all corporate action and all necessary approvals and filings relating thereto have been obtained or completed with respect to its succession.


                                 ARTICLE THREE
                                 MISCELLANEOUS

                  Section 3.01. All of the terms and conditions of the Indenture shall remain in full force and effect.

                  Section 3.02. The Trustee accepts the succession of Successor as issuer under the Indenture as evidenced by this First Supplemental Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of Successor. The Trustee makes no representation and shall have no responsibility as to the validity of this First Supplemental Indenture.

                  Section 3.03. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this First Supplemental Indenture or of the Indenture shall not in any way be affected or impaired thereby.

                  Section 3.04. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                  Section 3.05. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.



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                  IN WITNESS WHEREOF, Successor and the Trustee have caused
this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and the year first above written.


                                            PNEUMO ABEX CORPORATION



                                            By:  /s/ Glenn P. Dickes
                                               ------------------------------
                                               Name:   Glenn P. Dickes
                                               Title:  Vice President


                                            FIRST TRUST OF NEW YORK, NATIONAL
                                            ASSOCIATION, as Trustee



                                            By:  /s/ Geovanni Barris
                                               ------------------------------
                                               Name:   Geovanni Barris
                        Title: Assistant Vice President


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